Exhibit 10.22

Confidential

Amended Promissory Note

Term Sheet

March 30, 2016

This term sheet summarizes certain terms proposed by the Special Committee of the Board of Directors of TransAtlantic Petroleum LTD. (the “Company”) regarding the potential amendment of the Promissory Note made by Dalea Partners, LP (“Dalea Partners”) on June 13, 2012 in favor of the Company (the “Note”).

Certain Terms of the Note as Currently in Effect
Principal Amount:	$11,500,000.00
Interest Rate and Payment:	3% per annum, with accrued interest paid quarterly on each January 1, April 1, July 1 and October 1 during the term of the Note
Maturity Date (without acceleration):	June 13, 2017
Certain Events Resulting in Acceleration of the Note:	(1) (2) (3) (4) (5)

IPO by Viking Services B.V. (“Viking”) or majority holder of equity securities of Viking;

disposal by Viking of majority of equity of subsidiaries of Viking (Viking International Ltd. (“VIL”) and Viking Geophysical Services) or substantially all of the assets of either subsidiary to a person not an affiliate of Viking;

reduction of Dalea Partners’ and its affiliates’ equity interest in Viking below 35%;

disposal by Dalea Partners or Viking of all or substantially all of its assets to any person that did not own a controlling equity interest in Dalea Partners or Viking when the Note was made; or

acquisition by any person that did not own a controlling equity interest in Dalea Partners or Viking when the Note was made of more than 50% of the voting interests of Dalea Partners or Viking.

Original Collateral:	None, but the Note is subject to a Guaranty, dated June 13, 2012, executed by N. Malone Mitchell, 3rd (“NMM”) in favor of the Company.

Proposed Terms of Amendment of the Note
Acceleration; Change of Control:

The parties would acknowledge that a principal purpose of including the events of acceleration in the Note was to insure that the well completion and fracking services (the “Services”) provided by Viking in Turkey would continue to be available to the Company.

Dalea Partners would represent to the Company that (1) Dalea Partners and/or NMM and their affiliates disposed of all of their interest in Viking on March 3, 2016, but obtained the Services business in that transaction (the “Viking Restructuring”), (2) such Services business is now owned by Production Solutions International Petrol Arama Hizmetleri Anonim Sirketi (“PSIL”), and (3) PSIL is controlled, directly or indirectly, by Dalea Partners and NMM.

The parties would acknowledge that PSIL has entered into a Master Services Agreement (the “MSA”) with the Company (or a subsidiary) pursuant to which PSIL has agreed to provide the Services to the Company (or a subsidiary) on a “most favored nation” pricing basis in accordance with the terms of the MSA. PSIL would agree to amend the MSA so that the term would not end prior to the maturity of the Note.

In order to insure that PSIL will continue to be able to provide the Services to the Company in Turkey, the following events would result in acceleration of the Note:

(1) (2) (3) (4) (5) (6)

Reduction of ownership by Dalea Partners (and other controlled affiliates of NMM) of equity interest in PSIL to below 50%.

Disposal by Dalea Partners or PSIL of all or substantially all of its assets to any person that does not own a controlling interest in Dalea Partners or PSIL and is not controlled by NMM.

Acquisition by any person not controlled by NMM and that does not own a controlling equity interest in Dalea Partners or PSIL of more than 50% of the voting interests of Dalea Partners or PSIL.

Termination of the MSA other than as a result of an uncured default thereunder by the Company (or its subsidiary).

Default by PSIL under the MSA, which default is not remedied within a period of 30 days after notice thereof to PSIL.

Insolvency or bankruptcy of PSIL.

Principal Amount:

The principal amount of the Note would be reduced by offsetting the principal amount of the Note against and in exchange for the payable owed by TransAtlantic Albania Ltd. to VIL and subject to an indemnity obligation of the Company  in the amount of $3,535,946.79 (the “Account”), which account has been assigned, or is assignable, by VIL to a person designated by NMM in connection with the Viking Restructuring.  In connection with the foregoing, NMM would cause VIL to assign (and to obtain any third party consents necessary to permit the assignment of) the Account to Dalea Partners so that it may be exchanged for the reduction in the Note contemplated above.

As a result of the foregoing, the principal balance of the Note, as amended, would be $7,964,053.21.

Collateral:

Dalea Partners would pledge as security for the Note the 13% Convertible Notes of the Company held by Dalea Partners in the principal amount of $2,050,000 (the “Dalea Convertible Notes”). NMM may convert or exchange the Dalea Convertible Notes into or for other securities of the Company. Any newly exchanged or converted security would then be pledged as substitute collateral.

Principal Reduction:

Dalea Partners would agree that interest payable to Dalea Partners under the Dalea Convertible Notes would not be paid to Dalea Partners and instead would be credited against the outstanding principal balance of the Note. If the Dalea Convertible Notes are converted or exchanged as contemplated in the collateral provision above, any interest or dividends payable to Dalea Partners on these other securities of the Company would also be credited against the outstanding principal balance of the Note.  Dalea Partners would execute an irrevocable instruction to the paying agent for the Dalea Convertible Notes (and would agree to execute a similar letter if the Dalea Convertible Notes are converted or exchanged as described above) to pay any interest otherwise due under the Dalea Convertible Notes to the Company and the Company would agree to apply such amounts against the outstanding principal of the Note.

Maturity Date:	The maturity of the Note would be extended by two years to June 13, 2019.
Interest Rate:	The interest rate and interest payment terms of the Note would remain the same.
Guaranty:	The Guaranty of the Note by NMM would remain in effect, but be amended so that the Guaranty would be deemed applicable to the Note as modified.

Documents:	(1) (2) (3) (4) (5)

The following operative documents will be prepared in connection with these proposed terms:

Note Amendment Agreement outlining the transaction and the obligations of the parties thereunder.

Amended and  Restated Note

Pledge Agreement

Assignment Agreement (relating to the assignment of the Account)

Irrevocable Instruction to Paying Agent

The undersigned agree that this Summary of Terms reflects our mutual intentions to enter into definitive agreements based on the foregoing terms.

In furtherance of the foregoing, the Company hereby waives any requirement under the Note that Dalea Partners pay any amount of the principal of the Note that is or may be otherwise due in connection with the Viking Restructuring; provided that not later than April 15, 2016 Dalea Partners shall (1) enter into the Note Amendment Agreement, the Amended and Restated Note and the Pledge Agreement, each  in accordance with the terms set forth herein and (2) concurrently execute and deliver to the Company an assignment of the Account pursuant to the foregoing agreements and in the form of Exhibit A hereto.

TRANSATLANTIC PETROLEUM LTD.,
a Bermuda exempted company

By:	/s/ Chad Burkhardt

Name:	Chad Burkhardt

Title:	Vice President

DALEA PARTNERS, LP, an Oklahoma limited partnership

By:	Dalea Management, LLC, its General Partner

By:	/s/ N. Malone Mitchell, 3rd

Name:	N. Malone Mitchell, 3rd

Title:	Manager

/s/ N. Malone Mitchell, 3rd
N. MALONE MITCHELL, 3rd

	Address:	4321 St. Johns Dr

Dallas, Texas 75205

Exhibit A

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Agreement”), dated as of April ___, 2016, is made by and between DALEA PARTNERS, LP, an Oklahoma limited partnership (“Dalea Partners”), and TRANSATLANTIC PETROLEUM LTD, an exempted company incorporated with limited liability under the laws of Bermuda (the “Company”).

RECITALS

WHEREAS, Dalea Partners and the Company are parties to that certain Note Amendment Agreement, dated as of the date hereof (the “Note Agreement”);

WHEREAS, pursuant to and in accordance with the Note Agreement, as partial payment for the Note, Dalea Partners has agreed to assign, transfer and deliver to the Company, free and clear of all liens, charges, claims and encumbrances, an account payable of $3,535,946.79 owed by a former subsidiary of the Company, TransAtlantic Albania Ltd., to Dalea Partners (as a result of an assignment to Dalea Partners by the original obligee of such account, Viking International Limited), which account is the subject of an indemnity obligation of the Company (the “Account”);

WHEREAS, the parties are entering into this Agreement to accomplish the assignment and transfer of the Account by Dalea Partners to the Company; and

WHEREAS, any capitalized term used herein and not otherwise defined shall have the meaning assigned to it in the Note Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dalea Partners hereby assigns, transfers and delivers unto the Company and its successors and assigns all right, title and interest in and to the Account.

Dalea Partners hereby represents and warrants to the Company that it is the sole owner of the Account and that the Account, and the transfer thereof to the Company in accordance with the preceding paragraph, is free and clear of all liens, charges, claims and encumbrances.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.

This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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EXECUTED AND DELIVERED on the date first written above.

DALEA PARTNER, LP
By:	Dalea Management, LLC, its General Partner

By:
N. Malone Mitchell, 3rd, Manager

TRANSATLANTIC PETROLEUM LTD.

By:
Name:
Title: